Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING US Bond Index Portfolio	Hess Corp	08/05/10	Goldman Sachs	ING Financial Markets, LLC